Exhibit 99.1

PRESS RELEASE — FULL YEAR 2008 RESULTS

† Solid end to 2008 caps a year of exceeding on financial and operational objectives

† EBITDA grew by 14% on the back of our continued strong business performance

† Proposed shareholder disbursement of €0.50 per share

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 20, 2009 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the full year ended December 31, 2008.

HIGHLIGHTS

¢	Continued solid growth across residential products: aggregate organic net additional subscribers to digital TV, broadband and fixed telephony of 401,000 in 2008;

¢	Strong demand for Telenet Digital TV across all Flanders: organic net additional subscribers in 2008 of 218,000, including 90,000 for Q4 2008;

¢	Revenue of €1,018.8 million, up 9% versus prior year;

¢	EBITDA(2) of €505.6 million, up 14% versus prior year, yielding an EBITDA margin of 49.6%;
¢	Operating profit of €238.7 million, up 16%;

¢	Capital expenditures(3) of €245.9 million, including €60.7 million rental set top boxes following strong success of digital TV;
¢	Free Cash Flow(4) of €123.7 million, equivalent to 12% of revenue;
¢	Proposed shareholder disbursement of €0.50 per share;

¢	Outlook for 2009 projects revenue and EBITDA growth rates in excess of 12%.

As of and for the full year ended	Dec 2008	Dec 2007	Change %

FINANCIAL HIGHLIGHTS (in € millions)
Revenue	1,018.8	931.9	9%
Operating Profit	238.7	205.3	16%

Net Profit, Excluding Losses on Derivatives (1)	17.8	35.7	-50%
Net Profit (Loss)	(15.2)	20.7	-174%

Basic Earnings (Loss) Per Share (EUR)	(0.14)	0.20	-170%
Diluted Earnings (Loss) Per Share (EUR)	(0.14)	0.19	-173%

EBITDA (2)	505.6	443.4	14%
EBITDA margin %	49.6%	47.6%
Accrued Capital Expenditures (3)	245.9	208.8	18%

Accrued Capital Expenditures as % of revenue	24%	22%
Free Cash Flow (4)	123.7	177.2	-30%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)
Total Cable TV	2,402	1,729	39%
Analog Cable TV	1,729	1,338	29%
Digital Cable TV (iDTV)	609	391	56%
Broadband internet	985	883	12%
Fixed telephony	629	548	15%
Mobile telephony	87	56	55%

Triple play customers	539	323	67%
Services per customer relationship (5)	1.67	1.60	4%
ARPU per customer relationship (€ / month) (5) (6)	32.5	29.4	11%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

(1)	Net profit (loss), excluding net losses on derivative financial instruments as reported in Table 5.2.
(2)	EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights, excluding costs related to stock purchase and option plans.
(3)	Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.
(4)	Free Cash Flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.
(5)	Customer relationships are equal to the analog and digital basic cable TV subscribers. Subscribers and/or customer relationships on the Telenet PICs Network are included for 2008 but excluded for 2007.
(6)	Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees, mobile telephony revenue and set top box sales) for the indicated period, divided by the average of the opening and closing customer relationships for the period.

Conference call – Telenet will host a conference call for institutional investors and analysts on February 23, 2009, at 3.00pm CET. For dial-in details and webcast links, please access: http://investors.telenet.be

Contacts
Press:	Jan de Grave	Stefan Coenjaerts
	VP Corporate Communications	Spokesman
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Christiaan Sluijs
Investors:	Director Investor Relations & Group Treasurer	Sr. Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 703

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2007 and Consolidated Half Year Financial Report 2008, as well as the earnings releases and presentations related to the financial results of the first nine months of 2008 and full year of 2008, have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our ability to successfully finalize the integration of the closed Interkabel Acquisition (as defined below); our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations and our ability to complete our proposed shareholder distribution in 2009 and to sustain or increase such distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2008 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and will be made available on our website on April 30, 2009.

Non-GAAP measures – EBITDA, Free Cash Flow and Net Profit Excluding Losses on Derivatives are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on February 20, 2009, at 5.45pm CET.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

LETTER OF THE CHIEF EXECUTIVE OFFICER

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased to see the set of results that we achieved for 2008 and that we outperformed our revised outlook across the board. 2008 was yet again a busy year. In line with our aim of pursuing continuous product and price innovations, we introduced our set top box rental model, launched our new segmented bundles, known as “Shakes”, upgraded our broadband specifications, initiated our new FreePhone Europe rate plan and enhanced our business product portfolio. And, we were able to extend our television footprint through the Interkabel Acquisition, resulting in a unified triple play cable offering across Flanders. Following a successful launch of our Telenet Digital TV product in the Interkabel areas, combined with an accelerated uptake in our footprint, we had a record net organic addition of 90,000 subscribers to digital TV during the fourth quarter. We also saw strong growth in all other residential products, despite the increasingly challenging economic and competitive environment. We believe that the Shakes, which combine all our top-quality products at a competitive price, have clearly proven their success as they provided a highly compelling offering that met the increasing customer demand for simplification, reliability and value for money. We have been meticulously monitoring the economic indicators and so far, we have not experienced any notable adverse impact on our residential or business-to-business operations. Notwithstanding the foregoing, we will obviously remain prudent and cautious in 2009.

On the financial side, we reported solid revenue and EBITDA growth, demonstrating again the positive results of our focus on managing our business in an efficient and effective manner, and generated Free Cash Flow of €124 million; underlining the defensive character of our business despite the higher cash interest charges and set top box capex.

For 2009, we remain confident in our ability to execute our long-term strategy of strengthening our competitive position in the broadband, telephony and television markets we operate in. Partly fueled by the Interkabel Acquisition but also by continued organic growth, we believe we can achieve revenue and EBITDA growth in excess of 12%. Similar to 2007 and 2008, we are aiming to achieve further business simplifications and efficiency improvements to ensure our EBITDA margin remains in the 48% to 50% range. Even with higher anticipated capex in 2009 as a result of the Interkabel Acquisition, more rental set top boxes and installations given our footprint extension, startup investments related to our renewed MVNO strategy and strong growth in digital TV, we are confident that our Free Cash Flow for 2009 should exceed our 2008 Free Cash Flow.

As announced earlier last week, we completed a major step in our mobile strategy by having selected Mobistar as our partner to establish an important long-term MVNO relationship. This agreement will emphasize our current partnership and will allow us to provide converged fixed and mobile voice and data offerings to our customers. Given the uncertainty around the mobile spectrum availability, antenna site sharing, national roaming and potential legal procedures, our assessment is that building our own network is not an appropriate option at this stage, but we do keep our interest in the available mobile spectrum.

To conclude, we are also pleased to announce our proposed shareholder disbursement for 2009. Based on 2008’s results, the Board of Directors will propose a shareholder disbursement of €0.50 per share, which we carefully assessed taking into consideration our scheduled debt repayments, the further progress we expect to make in our business and the economic conditions.”

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1        OPERATIONAL HIGHLIGHTS

Important reporting implications following Interkabel Acquisition. As of October 1, 2008, all multiple play statistics we have reported include data related to the Combined Network, i.e. including the Telenet PICs Network (as defined below), whereas up to October 1, 2008, all multiple play statistics related to the Telenet Network only. Since Telenet was unable to offer triple play packages and digital or analog television in the Telenet PICs Network prior to the transaction, multiple play statistics will be lower compared to what we reported in prior quarters. However, for comparative purposes, we included multiple play statistics on the Telenet Network only on a pro-forma basis in selected disclosures.

OVERALL & MULTIPLE PLAY

During 2008, the Company added a net aggregate 401,000 subscribers on an organic basis to its three core residential product groups – broadband internet, fixed telephony and interactive digital television, demonstrating strong subscriber growth compared to last year, particularly in the fourth quarter. The acceleration in subscriber additions during the last three months of the year reflects the success of our newly introduced bundled offerings in September 2008, marketed as “Shakes”, and the launch of our Telenet Digital TV product in the Telenet PICs Network (i.e. the Interkabel area) which we acquired as of October 1, 2008. Our strategy of combining our best products in these new triple play bundles at a compelling price, segmented for each specific customer category, resulted in further progress of our multiple play service take up. We believe that the price advantage of a bundle became an increasingly important benefit for the customer given the current economic climate, next to the full service offering and the convenience of having one invoice, one installation and one dedicated customer care service. Between the launch of the Shakes and year end, we sold 149,000 dual or triple play Shakes bundles, representing over 6% of our total unique subscriber base, including the Telenet PICs Network.

The combination of strong organic net additions to digital television, broadband and fixed telephony, and the acquisition of 763,000 television subscribers on the Telenet PICs Network, of which 20,000 already subscribed to our PayTV service, resulted in our total subscriber base reaching 4,016,000 at the end of December 2008, compared to 3,160,000 at the end of our prior year, excluding mobile telephony in both cases. Triple play customers on the Telenet Network reached 391,000, up 21% year-on-year. Aggregated with the Telenet PICs Network, total triple play customers on the Combined Network rose to 539,000. Twenty-four percent of our customer relationships on the Telenet Network subscribed to at least three products, compared to 19% a year ago. On the Combined Network, more than 22% were triple play customers at year end. Our ratio of services per customer relationship continued to climb to 1.70 as of December 31, 2008 on the Telenet Network and to 1.67 on the Combined Network. The slightly higher triple play statistics on the Telenet Network as compared to the Combined Network is explained by the fact that prior to the closing of the Interkabel Acquisition on October 1, 2008, Telenet was unable to offer triple play bundles in the Telenet PICs Network region.

ARPU PER CUSTOMER RELATIONSHIP

Our ARPU per customer relationship reached €32.4 across the Combined Network in the fourth quarter of 2008. For comparative purposes, the pro-forma ARPU per unique customer relationship on the Telenet Network increased by 13% to €34.5 for the fourth quarter of 2008, up from €30.5 for the same quarter prior year. This growth comprises the combination of the increasing services per unique customer relationship on the one hand, and subscribers migrating from analog to digital television thereby generating an average ARPU of more than double the analog base fee on the other. For the full year, ARPU per customer relationship increased to €32.5 for 2008, compared to €29.4 for 2007.

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1.1        BROADBAND INTERNET

SUBSCRIBER BASE

As of December 31, 2008, our total broadband internet subscribers reached 985,000, an increase of 102,000 or 12% compared to a year earlier, yielding a penetration ratio in the Combined Network of 36% of homes passed. This growth represented a similar quantity of net additions compared to last year, despite our steadily increasing broadband penetration, intensified competition and a deteriorating economic climate. We believe that these strong results reflect a positive response to our newly introduced “Shakes” bundles and to the continuous product specification improvements that we implemented during the second half of 2008. For the full year of 2008, churn1 in this service was 8.3%, a slight improvement to the 8.5% recorded in 2007. Churn was also slightly improved in the fourth quarter of 2008, as compared to the prior three quarters of 2008.

REVENUE

It remains our goal to constantly upgrade the product specifications of our broadband products to underline our speed leadership and the reliability of cable versus competitive offers. During 2008 we increased both the downstream and upstream capacity of all our broadband tiers and created new variations of our broadband products available in our Shakes, yielding a higher downstream capacity than the stand-alone products. The majority of our broadband customer base subscribes to a broadband product that offers a download speed between 12 MBps and 25 MBps, representing 78% of our subscribers at the end of 2008 versus 82% the year before. However, as a result of the rising broadband penetration and the various internet product improvements in our new bundled offerings, we have observed a shift in the proportion of our new customers opting for a lower-tier broadband product, but at the same time we enjoyed a higher customer ARPU through their subscription to a triple play bundle. These trends had a limited impact on our broadband internet revenue and were fully in line with our expectations as indicated previously.

The strong growth in our broadband internet subscriber base, slightly offset by the impact of increased bundling discounts and a somewhat higher share of low-tier products, resulted in broadband internet revenue of €353.7 million for the full year of 2008, up by 9% from €324.4 million for the prior year.

1.2        TELEPHONY

SUBSCRIBER BASE – FIXED TELEPHONY

We ended 2008 with 629,000 fixed telephony subscribers. Compared to the prior year, our fixed telephony subscriber base grew by 81,000 or 15%, reaching a penetration rate of almost 23% of homes passed in the Combined Network. Churn for the full year of 2008 was 8.2%, slightly up from 7.7% in 2007 but demonstrating an improving trend in the final quarter of 2008.

Driven by the introduction of our new bundled offerings and our new FreePhone Europe flat fee rate plan, we experienced an increase in fixed telephony subscriber additions in the fourth quarter compared to earlier quarters of 2008. FreePhone Europe is now the third rate plan we have introduced within the FreePhone flat fee tariff plans. When originally introduced in 2006, our FreePhone plans revived the fixed telephony market in Flanders, and this latest innovation continues along the same path. We believe that the reliability and competitive pricing of this voice connection, particularly as part of a bundle, will remain a cornerstone of our future growth.

[1]

Churn is calculated as total product disconnects during a quarter (or for the full year, as appropriate), divided by the average subscriber base at the beginning of the quarter (or year) and at the end of the quarter (or year), multiplied in the case of the quarterly churn calculation by four to achieve the annualized result.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

SUBSCRIBER BASE – MOBILE TELEPHONY

Our mobile telephony service gained a net 31,000 subscribers during 2008 to reach a total of 87,000 mobile subscribers by December 31, 2008. These mobile services were primarily sold to existing customers as part of a bundle and hence this growth continues to be achieved without incurring any incremental marketing cost.

REVENUE

In line with our expectations, we continued to experience downward pressure on our fixed telephony revenue, primarily due to (i) the addition of new subscribers on competitively priced bundled and flat-rate tariffs and (ii) lower retail rates for fixed-to-mobile voice traffic as a result of a decrease in mobile termination rates as of October 2007, the benefits of which we passed on to our customers. In addition, following the adoption of the new regulatory framework, we incurred a significant negative impact by way of reduced fixed line termination rates to our network. This framework towards near reciprocity with the incumbent’s reference rate was implemented in 2007 over a timeframe of three years. In 2008, we incurred a termination rate decrease of 40% versus prior year, having a negative impact on our revenue of approximately €10 million. Despite these factors, solid growth in our fixed telephony subscriber base and the increase in mobile telephony revenue generated overall telephony revenue of €210.8 million in 2008, up by 5% from €200.5 million for the prior year.

1.3        TELEVISION

1.3.1        DIGITAL & PREMIUM TELEVISION

SUBSCRIBER BASE

As of December 31, 2008, we reported a total of 674,000 subscribers to our digital television services, including 609,000 subscribers to the Telenet Digital TV product and 65,000 subscribers to the INDI digital TV service that we acquired from the PICs as of October 1, 2008. On an organic basis, we achieved 218,000 net subscriber additions to our digital TV product during the full year of 2008, of which 90,000 were acquired in the fourth quarter of 2008, our highest net digital TV additions for any quarter so far. With the benefit of this strong year end result, we increased our digital TV subscriber base during 2008 by a remarkable 56% on an organic basis compared to the end of the prior year.

The strong progress in our subscriber additions were particularly driven by the combination of the successful launch of our Telenet Digital TV platform in the Telenet PICs Network in mid-October 2008 and by the accelerated uptake on the Telenet Network. Within our record net digital subscriber additions of 90,000 in our final quarter, the vast majority of new subscribers rented the high-end High Definition set top box with recording capability.

Out of the total television subscribers on the Combined Network at the end of 2008, 28% watched digital TV through either a Telenet Digital TV or INDI set top box. On the Telenet Network, more than one out of three, or 34%, of our television customers now have Telenet Digital TV.

In addition to the above digital TV platforms, we still have 17,000 subscribers to premium analog PayTV content received through an alternative platform which is only available on the Telenet PICs Network. Over time, we expect these subscribers to migrate to the Telenet Digital TV platform.

SERVICES

Our total video-on-demand transactions increased by 71% for the fourth quarter of 2008 compared to the corresponding prior year period. For the full year of 2008, we registered more than 20 million video-on-demand transactions, almost double the 11 million transactions generated in 2007. Average monthly transactions per user increased to 3.5 for the full year of 2008, up from 3.1 transactions for 2007. This

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

indicates that, despite the higher growth rate, deeper product penetration and the higher share of Personal Video Recording (PVR)-enabled set top boxes, video-on-demand continues to attract both existing and new customers. The other contributors to our digital TV revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, interactive services and set top box rental fees. During the fourth quarter we re-vamped our premium movie and sports channel packs to increase their appeal and to promote uptake rates within our digital TV customer base.

REVENUE

Total premium television revenue generated by our Telenet Digital TV, INDI and PayTV customers reached €78.0 million for the full year of 2008, up from €62.9 million for the prior year, an increase of 24%. This revenue is in addition to basic TV subscription revenue as described below. The revenue impact from the acquired INDI subscribers was not material.

1.3.2         BASIC CABLE TELEVISION

SUBSCRIBER BASE

Subscribers to both basic analog and digital television services reached a total of 2,402,000 at the end of December 2008, compared to 1,705,000 at the end of December 2007. Our subscriber base at year end 2008 included 1,646,000 subscribers on the Telenet Network and 757,000 subscribers on the Telenet PICs Network .Our total basic television subscribers comprise 1,729,000 subscribers receiving an analog television service and 674,000 digital television subscribers to either the Telenet Digital TV or the acquired INDI platform.

We experienced a net organic decrease in our basic cable TV subscriber base of 45,000 subscribers during the full year of 2008, including the Telenet PICs Network. On the Telenet Network alone, our basic television subscriber base declined by approximately 3% during the full year, in which the fourth quarter demonstrated an improvement compared to previous quarters and to the same quarter last year. For the full year of 2008, net subscriber loss on the Telenet Network was stable compared to 2007 and within our expectations, despite increased competition from other digital television and satellite providers.

REVENUE

The impact of the loss in basic cable subscribers was partially offset by the increase of the basic TV subscription fee effective as of August 2007, which was implemented as subscribers renewed on an annual basis. Upon completion of the Interkabel Acquisition, we consolidated their television activities in our basic TV revenue. These factors resulted in total basic TV revenue for the full year of 2008 of €244.3 million compared to €221.7 million for the prior year. The increase of €22.6 million was primarily a result of the acquired television activities from the PICs as of October 1, 2008.

1.4        TELENET SOLUTIONS

Our business service division continued to deliver double-digit top line growth during 2008 through its segmented approach in offering coaxial and fiber based products for voice, data and internet services. Revenue for the full year of 2008 reached €102.2 million, up 17% on the prior year. Approximately 65% of this increase was attributable to the sales momentum we achieved throughout 2008 in the carrier and data segment, where particularly our IP-VPN and coax-based product portfolio continued to gain traction. The remainder of this growth was attributable to the acquisition of Hostbasket in the beginning of 2008, through which we provide complementary hosting services in the business market. We believe that the impact of the current economic conditions on our business service divisions was limited, but for the foreseeable future, we remain prudent and do not underestimate the highly competitive and price sensitive environment in which our business-to-business division is operating.

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2        FINANCIAL HIGHLIGHTS

PERFORMANCE CHECKLIST FULL YEAR 2008:

We met or exceeded all targets set out in our revised 2008 outlook announced in October 2008 as follows:

	Revised Outlook 2008	Actual Full Year 2008
Revenue growth	8% – 9%	9.3%
EBITDA growth	10% – 12%	14.0%
Capital expenditures(1)	€185 – €195 million	€185 million

(1)	Accrued capital expenditures, excluding rental set top boxes.

2.1        REVENUE

Our revenue for the full year of 2008 increased by 9.3%, exceeding the top range of our 2008 outlook and reaching €1,018.8 million, compared to €931.9 million in the prior year. This progress was partially attributable to the growth in residential broadband internet, fixed telephony and digital TV subscribers, as well as from a firm contribution by our business services. In addition, we consolidated the acquired television activities from the PICs as of October 1, 2008, which contributed €24.9 million to our annual revenue growth. Excluding the effect of the acquisitions of Interkabel and Hostbasket, we reported an organic revenue increase of 6.2%.

These revenue growth factors were partially offset by moderate price pressure on broadband internet and stronger price pressure on fixed telephony and the impact from the regulated decline in our fixed line termination rates. Growth in broadband internet revenue, by €29.2 million, or 9% year-on-year, was the most significant overall contributor, delivering almost half of the total organic revenue increase in 2008 compared to 2007. Premium cable television revenue, which is incremental to our basic television revenue, increased by 24% to €78.0 million for the full year of 2008 and was the second strongest revenue growth contributor, reflecting the continued strong uptake of our digital TV product. Growth in our telephony revenue, by €10.3 million year-on-year reflects the continued downwards price trends caused by the increasing share of free outbound fixed calls and falling retail tariffs for fixed-to-mobile traffic, offset by continued healthy subscriber growth. In 2008, we sustained decreasing interconnection revenue in compliance with the regulatory-driven reduction of our fixed termination rates by approximately 40%, which negatively impacted our fixed telephony revenue by approximately €10 million. However, the strong growth in fixed telephony subscribers and continued progress in mobile telephony more than offset these reductions, resulting in a revenue growth of 5% year-on-year. Our business services division, Telenet Solutions, delivered €15.2 million or 17% revenue growth, of which a little over one-third was attributable to the acquisition of Hostbasket.

Our reported premium cable television revenue excludes sales of digital TV set top boxes, which are classified under “Distributors/Other” while set top box rentals are included within the recurring premium cable television revenue. In the full year of 2008, sales of digital TV set top boxes generated €7.7 million of revenue, compared to €15.2 million for the prior year. This decrease is predominantly attributable to the introduction of set top box rental offerings as of March 2008, which generate recurring revenue under the form of a monthly rental fee, as opposed to the one-time revenue from set top boxes sales. The remaining €22.1 million of the total €29.8 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites.

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2.2        EXPENSES

Total operating expenses for the full year of 2008 rose 7.4% to €780.1 million from €726.6 million a year ago. Almost one-third of this increase in operating expenses, or €13.8 million, was attributable to the acquired television activities from the PICs, which we consolidated as of October 1, 2008. Excluding the effect of the acquisition of Interkabel and Hostbasket, we reported an organic expense increase of 5.0%.

Compared to our full year revenue growth rate, expenses increased at a much lower pace thanks to the continuing benefit of various efficiency and process improvement projects that we have implemented since 2007. Our full year operating expenses included €4.6 million of stock-based compensation related to the 2008 Employee Stock Purchase Plan and the 2007 Employee Stock Option Plan. Including the impact of acquisitions, but excluding these expenses, our total operating expenses for the full year increased by 6.8%.

Costs of services2 represented €587.7 million of total operating expenses during the full year of 2008, an annual increase of 6.2%. This moderate increase was primarily attributable to the consolidation of the acquired television activities from the PICs for one quarter, increased outsourced labor, higher call center capacity requirements, rising copyright and content costs and other network operating costs. The majority of these increases reflect the continued growth of our subscriber base – predominantly in digital television, which was partially offset by lower set top box purchase expenses as a result of the shift from sales to rental.

Selling, general and administrative2 (SG&A) expenses represented €187.8 million of total operating expenses during the full year of 2008, a year-on-year increase of 8.5%. This increase in SG&A expenses included the impact of the acquired television activities from the PICs for one quarter and moderate increases in personnel, outsourced labor and sales expenses. Through our segmented customer approach and the effective use of the internet and other cheaper sales channels, our marketing expenses increased modestly compared to last year despite the higher sales volumes.

As a percentage of total revenue, both our costs of services and SG&A declined by 1 percentage point year-on-year, to 58% and 18% respectively.

2.3        EBITDA AND OPERATING PROFIT

EBITDA

EBITDA increased by 14% on a year-on-year basis to €505.6 million for the full year of 2008, from €443.4 million for 2007. This represents a full year EBITDA margin of 49.6% compared to 47.6% the prior year, an improvement of 2.0 percentage points, and the result of our continued focus on process improvements, sales and customer care channel mixes, the implementation of a set top box rental model and conscious cost control. Excluding the impact from the acquisitions of Interkabel and Hostbasket, our EBITDA increased organically by 11% year-on-year.

OPERATING PROFIT

Depreciation and amortization totaled €262.2 million for the full year of 2008 versus €237.6 million in 2007, an increase of 10%, which can partly be attributed to a larger share of capital expenditures being depreciated in a shorter timeframe, such as set top boxes. The combination of a strong growth in EBITDA and a moderate increase in depreciation and amortization, led to an operating profit of €238.7 million for the full year of 2008 as compared to €205.3 million for 2007, an increase of 16%.

[2]	Excluding stock-based compensation

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2.4        NET RESULT

On top of the operating result, our net result for the full year of 2008 further included interest expenses, the impact of changes in the fair value of our interest hedging instruments, and regular deferred taxes.

FINANCE COSTS

Net finance costs were €191.3 million for the full year of 2008 compared to €211.7 million for the prior year, but during 2007 we incurred a debt extinguishment charge of €86.7 million which was primarily related to the redemption of the Senior Discount Notes and Senior Notes. Excluding this impact, net finance costs for 2007 were €125.1 million.

Finance income

Finance income for the full year of 2008 was €5.6 million, down versus the €22.4 million we reported last year. This decrease is primarily attributable to the absence of foreign exchange gains in 2008 which yielded a gain of €16.7 million in 2007 as the USD Senior Discount Notes were repaid during our refinancing operation in 2007.

Interest expenses

Our net interest expenses for the full year of 2008 totaled €163.9 million, up from the €122.0 million for the prior year. This increase is primarily attributable to our 2007 refinancing activities in which we increased our debt from €1.2 billion to €1.9 billion as of October 2007, the impact of which was partially offset by a lower average interest rate on the new Senior Credit Facility. On September 26, 2008, we also executed an additional drawdown of €85.0 million from our Senior Credit Facility under our committed and available Revolving Facility to partly fund the upfront cash payment for the Interkabel Acquisition.

Through our Senior Credit Facility, we are exposed to changes in interest rates primarily as a result of the underlying fluctuations of the 3 month-EURIBOR rate. We have entered into various derivative instruments to significantly reduce our exposure to increases in the interest rates through the maturity date of our debt facility. Thanks to these hedging instruments, we reduced our effective paid interest rate during the full year of 2008 by 22 basis points to an average rate of 7.2% from a notional 7.4%, corresponding to a net saving of €4.3 million of cash interest charges.

Net gains or losses on derivative financial instruments

In line with IFRS accounting standards, these interest rate derivates need to be valued at mark-to-market conditions, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value do not have any impact on our cash flows until such time as the derivatives are fully or partially settled. For the full year of 2008, the change in the fair value of our interest rate derivatives yielded a negative impact of €33.0 million. These changes in fair value are affected by changes in the 3 month-EURIBOR interest rate curve through the maturity dates of these instruments. In 2007, changes in the fair value of our interest rate derivatives and foreign exchange forward contracts and releases of other comprehensive income generated a combined loss of €25.5 million.

INCOME TAX EXPENSES

For the full year of 2008, we recorded income tax expenses of €62.3 million, compared to an income tax benefit of €27.4 million in the full year of 2007. The income tax benefit in 2007 was a result of the recognition of a non current deferred tax asset related to the net operating losses of Telenet NV, which resulted in a one-off favorable impact of €93.0 million in our net result for the full year of 2007. The majority of our income tax expenses of 2008 related to deferred tax expenses, which did not have any current cash consequences.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

NET INCOME

We recorded a net loss of €15.2 million for the full year of 2008, including the negative impact of €33.0 million from the change in fair value of our interest rate hedges. Excluding this effect, we recorded a net profit of €17.8 million. In the prior year, we reported net income of €20.7 million, which included a negative €25.5 million impact from the change in fair value of our interest rate hedges and €86.7 million of charges related to the debt refinancing, offset by the recognition of €93.0 million of deferred tax assets. Excluding these one-off items in both years, the decrease in net profit is primarily a result of higher recurring interest charges and the lack of foreign exchange gains, partially offset by our much improved operating profit.

2.5        CASH FLOW AND LIQUIDITY

NET CASH FROM OPERATING ACTIVITIES

Net cash provided by operating activities increased to €352.0 million for the full year of 2008, from €207.4 million in the prior year. For 2007, the net cash provided by operating activities included the significant impact of one-time cash flows totaling €163.7 million that were related to the debt refinancings that we completed on October 10, 2007. This sum comprised (i) premiums paid on our new derivative cap contracts and the unwinding of old futures contracts and (ii) the payment of accreted interest on the terminated Senior Discount Notes. Excluding these one-off items, we generated cash from operating activities of €371.5 million for 2007. On this basis, the slight decline in 2008 compared to 2007 is primarily related to the increase in recurring cash interest charges to €147.7 million in 2008 from €89.5 million in 2007, following our 2007 refinancing. Under this refinancing, we optimized our cost of capital and replaced our interest accretive Senior Discount Notes by an all-cash interest bearing Senior Credit Facility.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €433.5 million for the full year of 2008, compared to €194.2 million in the prior year. This increase primarily reflects the upfront cash payment for the Interkabel Acquisition for a total of €200.6 million, net of the associated working capital benefits. In addition, cash used in investing activities also increased due to higher cash capital expenditures resulting from the strong success of our digital TV rental boxes offering.

FREE CASH FLOW

The Company generated Free Cash Flow of €123.7 million for the full year of 2008, compared to €177.2 million for the full year of 2007. This decline is primarily the result of higher cash interest expenses following our debt refinancings in October 2007 and higher cash capital expenditures, both partially offset by a strong improvement in our EBITDA.

NET CASH FROM FINANCING ACTIVITIES

Net cash provided by financing activities was €70.5 million for the full year of 2008, compared to €4.5 million for the prior year. This increase is mainly a result of the partial drawdown of the outstanding Revolver in our Senior Credit Facility to fund a portion of the Interkabel Acquisition. Against this, debt and lease repayments in 2008 included the annuity and clientele fee paid in connection with the existing usage rights for broadband and fixed telephony on the Telenet PICs Network and a €12.0 million payment of debt issuance costs in connection with our current Senior Credit Facility. Our net cash provided by financing activities for the full year of 2007 mainly reflects the refinancing operation on October 10, 2007 in which we replaced our €1.2 billion debt instruments by a €2.3 billion Senior Credit Facility, of which €1.9 billion was drawn at December 31, 2007. The remainder of these proceeds was used to fund a capital reduction to our shareholders of €6.00 per share on November 19, 2007.

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The Company held €65.6 million of cash and cash equivalents as of December 31, 2008, compared to €76.6 million as of December 31, 2007, as increases in cash provided by operating and financing activities were more than offset by an increase in the cash used by investing activities, including €206.1 million paid for acquisitions.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of December 31, 2008, the outstanding balance of our new Senior Credit Facility and outstanding cash balance together represented a net senior debt leverage ratio of 3.7x EBITDA3, which is well below the covenant of 6.25x and the availability test of 5.0x. Under the Senior Credit Facility, the Company has access to an additional committed loan capacity of €315.0 million, subject to compliance with the aforementioned covenants, pursuant to the Term Loan B2 and a portion of the Revolving Facility which are available to be drawn up to and including June 30, 2009 and June 30, 2014, respectively, pursuant to the amendment to the Senior Credit Facility notified on May 23, 2008. On January 30, 2009, Telenet reimbursed €35 million out of the €85 million outstanding on the Revolving Facility.

2.6        CAPITAL EXPENDITURES

Accrued capital expenditures were €245.9 million for the full year of 2008, representing 24% of revenue, and included €60.7 million of set top box expenditures which accounted for almost 25% of total capital expenditures. The high volume of rental set top boxes in our capital expenditures is due to the increasing success of Telenet Digital TV, especially in the final quarter of the year where we also launched our service in the Telenet PICs Network. In addition to the increased uptake of rental boxes, we also increased our set top box inventory levels to avoid stock breaches and experienced a strong customer preference for the more expensive High Definition PVR-enabled set top box. Our set top box capital expenditures represent an upfront investment, as rental customers contribute a monthly recurring rental fee.

In addition to the rental set top boxes, 23% of our total capital expenditures were related to installations and customer equipment and 24% to network growth and expansions, such as the 600 MHz network bandwidth upgrade project and various investments to accommodate our increased subscriber base and broadband speed requirements. This implies that almost three quarters of our capital expenditures are scalable or subscriber growth related. The remainder represents refurbishments and replacements of network equipment, television content acquisition costs and investments in our IT-platform and systems.

By comparison, for the full year of 2007, capital expenditures were €223.2 million, representing 24% of revenue, including €15.0 million of set top box expenditures and €14.4 million of investments related to the construction of our office extensions.

3        OUTLOOK AND OTHER INFORMATION

3.1        OUTLOOK FOR THE YEAR 2009

STRATEGY & OUTLOOK 2009

Our strategy for 2009 will be based on the fundamentals we have established over the past several years, which involve growing the number of services we provide to each customer by offering them compelling, competitive and reliable products and bundles. We will ensure that our products remain market leaders in their segment and that we deliver an outstanding service to each and every customer. In this way, we believe we will succeed in further strengthening our competitive position in the broadband, telephony and television markets we operate in. In addition, we will further focus on a continued simplification of our business processes, productivity improvements and stringent cost control as we have done in the past.

[3]	Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

While we are confident that our performance will continue to deliver significant value to shareholders, we also carefully consider the importance of external factors inherent to our operations, such as strong competition, technological evolutions, increasing regulation and most of all, the current and future economic climate. We will continue to monitor these indicators and ensure appropriate measures on top of our cost improvement programs already in place.

Based on these objectives and our assessment of the current and projected economic market conditions, we are pleased to announce our outlook for 2009:

Outlook 2009
Revenue growth	in excess of 12% (i.e. €1,141+)
EBITDA growth	in excess of 12% (i.e. €566m+)
Capital expenditures(1)	around €230 million

(1) Including capital lease additions, but excluding rental set top boxes, which are estimated around €70 million but could materially differ based on actual uptake of Digital TV.

REVENUE

For the full year of 2009, we expect revenue growth in excess of 12%, including the impact of the acquired television activities of the PICs. In addition, we expect to grow our top line through continued subscriber growth via our bundled propositions, digital TV set top box rentals, additional interactive services and content packs, broadband internet and fixed and mobile telephony. For broadband internet and fixed telephony we expect the ARPU to decline by a mid-single digit percentage as a result of an increasing proportion of bundle discounts and lower-tier products following the deeper broadband penetration and the increasing share of our flat fee telephony rate plans. We expect our digital TV ARPU to remain at least flat. In addition, as of January 1, 2009 we started incurring the final regulatory imposed decline in our fixed line termination rates by approximately 60% towards near reciprocity, which will negatively impact our revenue (and EBITDA) by an estimated €11 million in 2009.

EBITDA

For the full year of 2009, we expect our EBITDA to grow in excess of 12% and to keep our EBITDA margin within the 48% to 50% range thanks to our continued focus on our expense levels, process improvements and efficiency gains and despite the high wage inflation of 4.5% which we had to apply to our entire workforce as of January 1, 2009.

CAPITAL EXPENDITURES

Accrued capital expenditures for the full year of 2009, excluding rental set top boxes, are estimated to be around €230 million. The increase compared to 2008 incorporates certain new elements, including:

¢	The addition of one-off integration and recurring network investments on the Telenet PICs Network following the Interkabel Acquisition representing an estimated €25 million. These investments on the Telenet PICs Network will not be fully reflected as a cash impact since the majority will be fully financed through the capital lease agreement with the PICs and repaid over approximately 15 years.
¢	The build-out of a mobile switch center and the upgrade of our IT platforms to integrate the mobile back-office following our full MVNO partnership with Mobistar. These investments are estimated around €20 million.

We also anticipate a higher number of installations resulting from the extension of our television footprint extension by approximately one third. We will also start the final phase of our network upgrade project to

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

operate at 600 MHz and will initiate our Pulsar Project, thereby expanding our digital and interactive network bandwidth by gradually splitting the optical nodes which form the bridge between our fiber optic and coax network. The Pulsar Project should allow us to retain our competitive network advantage for the short and mid-term. Despite these elements, we expect our capital expenditures, excluding set top boxes and new elements as described above, to remain fairly in line with 2008 at around €185 million.

Rental set top boxes are estimated around €70 million for the full year of 2009 as we anticipate the impact of a full year of set top box rentals, compared to 10 months last year, and the extension of our digital TV footprint by one third following the Interkabel Acquisition. Please note that this item could materially differ based on the actual uptake of digital TV.

FREE CASH FLOW

Combining the projected EBITDA, cash capital expenditures, cash interest expenses, and the additional cash capital lease interest payments associated with the Interkabel Acquisition, we believe that our Free Cash Flow in 2009 should improve compared to 2008. The actual evolution of the EURIBOR interest rates during 2009 could however yield an up- or downwards deviation to our projected Free Cash Flow.

3.2        DIVIDEND POLICY – SHAREHOLDER DISTRIBUTIONS

Our primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, we will continuously seek ways to create shareholder value through solid growth in our business operations.

For 2009, the Board of Directors of Telenet will propose a shareholder disbursement of €0.50 per share, corresponding with a total distributable amount of €55.1 million. This distribution has been based on our Free Cash Flow expectations and an assessment of our underlying business performance, accretive organic or external business opportunities, the competitive and economic climate and our ability to repay our debt autonomously.

Since certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make regular dividend payments or perform share buy-backs until certain minimum reserves are attained, the disbursement in 2009 will most likely be executed as a capital reduction, which is not subject to applicable withholding taxes.

The final decision on the shareholder remuneration and payout date will be voted upon at the annual general meeting of shareholders (AGM) on May 28, 2009.

3.3        INTERKABEL ACQUISITION

BASIS

Pursuant to an agreement with four associations of municipalities in Belgium, which we refer to as the pure intercommunales or the “PICs” that was executed on June 28, 2008 (the 2008 PICs Agreement), Telenet acquired from the PICs, effective October 1, 2008, certain cable television assets (Interkabel), including (i) substantially all of the rights that Telenet did not already hold to use the broadband communications network owned by the PICs (the Telenet PICs Network) and (ii) the analog and digital television activities of the PICs, including the entire subscriber base (together with the acquisition of the rights to use the Telenet PICs Network, the Interkabel Acquisition). Telenet previously had acquired in 1996 the exclusive right to provide point-to-point services, including broadband internet and telephony services, and the right to use a portion of the capacity of the Telenet PICs Network. Telenet completed the Interkabel Acquisition in order to achieve certain financial, operational and strategic benefits by obtaining full access to the Telenet PICs Network and integrating (i) the PICs digital and analog television activities

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

and (ii) Telenet’s digital interactive television services with the broadband internet and telephony services already offered by Telenet over the Telenet PICs Network.

TRANSACTION DETAILS

In connection with the Interkabel Acquisition, (i) Telenet paid net cash consideration of €224.9 million at the transaction date before working capital adjustments and direct acquisition costs and (ii) entered into a long-term lease of the Telenet PICs Network. The €224.9 million of cash consideration includes €8.3 million representing compensation to the PICs for the acquisition of certain equipment and other rights, net of compensation to Telenet for the transfer of certain liabilities to Telenet. In addition, the PICs paid Telenet cash of €27.0 million during the fourth quarter of 2008 in connection with certain working capital adjustments. Telenet borrowed an additional €85.0 million under the Telenet Credit Facility in September 2008 to fund a portion of the €224.9 million of net cash consideration paid to the PICs. The remaining cash consideration was funded by existing cash and cash equivalent balances. Telenet incurred €2.7 million of direct acquisition costs associated with this transaction.

3.4        SUBSEQUENT EVENTS

¢    MOBISTAR AND TELENET ENTER INTO FULL MVNO PARTNERSHIP

On February 12, 2009, Mobistar and Telenet announced the extension of their strategic partnership for a period of at least 3 years. The new partnership has evolved into a full MVNO agreement (mobile virtual network operator). This implies that Telenet will develop its own MSC (mobile switching centre) and will collaborate with Mobistar for its voice & data radio infrastructure. Mobistar will be able to rent Telenet’s fibre optic network to optimize its backhaul. The new MVNO agreement has been reached for a period of at least 3 years. This means that Telenet will invest in its own MSC to strengthen the go-to-market of fixed-mobile convergence services. The experience and the offer of the two operators will contribute to real convergence opportunities for fixed and mobile, internet and voice, as well as operational synergies. This partnership agreement will enable Telenet to further expand its mobile voice and data offer with the support of Mobistar’s radio infrastructure and experience. Telenet can also access the extensive handset and smartphone catalogue of Mobistar.

3.5        PROCEDURES OF THE INDEPENDENT AUDITOR

The statutory auditors, KPMG Bedrijfsrevisoren – Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the accounting data included in this press release as of and for the year ended December 31, 2008.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

4	Telenet Group Holding NV – Selected EU GAAP consolidated statement of operations detail

As of and for the years ended	Dec 2008	Dec 2007	Change %

Premises serviced (in thousands)

Homes passed – Telenet Network	2,769	1,920	44%
Homes passed – Partner Network	—	824	n/a

Television
Analog Cable TV
Analog Cable TV	1,712	1,314	30%
PayTV on Partner Network	17	24	-29%
Total Analog Cable TV	1,729	1,338	29%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	609	391	56%
Digital Cable TV (INDI)	65	—	n/a
Total Digital Cable TV	674	391	72%

Total Cable TV	2,402	1,729	39%

Internet
Residential Broadband Internet	953	852	12%
Business Broadband Internet	32	31	3%
Total Broadband Internet	985	883	12%

Telephony
Residential Telephony	619	539	15%
Business Telephony	10	9	11%
Total Telephony	629	548	15%

Mobile telephony (active customers)	87	56	55%

Total Premises Serviced (excl. Mobile)	4,016	3,160	27%

Churn
Basic cable television	8.0%	7.5%
Broadband internet	8.3%	8.5%
Telephony	8.2%	7.7%

Customer relationship information on Combined Network (*)
Triple play customers	539	323	67%
Total customer relationships (in thousands)	2,402	1,729	39%
Services per customer relationship	1.67	1.60	4%
ARPU per customer relationship (for the three months ended, in € / month)	32.4	30.5	6%

(*) Subscribers and/or customer relationships on the Telenet PICs Network are included for 2008, but excluded for 2007.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

5        Telenet Group Holding NV – Selected EU GAAP

          condensed consolidated financial statements

5.1        EU GAAP condensed consolidated income statement (unaudited)

(€ in millions, except shares and per share amounts)	For the full year ended December 31,
	2008	2007	% Change

Revenue

Basic cable television	244.3	221.7	10%
Premium cable television	78.0	62.9	24%
Distributors / other	29.8	35.3	-16%
Residential broadband internet	353.7	324.4	9%
Residential telephony	210.8	200.5	5%
Business services	102.2	87.0	17%

Total Revenue	1,018.8	931.9	9%

Expenses
Costs of services provided	(589.3)	(553.5)	6%
Gross Profit	429.6	378.4	14%
Selling, general & administrative costs	(190.8)	(173.1)	10%

Operating profit	238.7	205.3	16%

Finance income	5.6	22.4	-75%
Finance expenses	(196.9)	(234.1)	-16%
Net interest expenses	(163.9)	(122.0)	34%
Net losses on derivative financial instruments	(33.0)	(25.5)	29%
Loss on extinguishment of debt	—	(86.7)	-100%
Finance costs, net	(191.3)	(211.7)	-10%
Share of the loss of associates accounted for using the equity method	(0.4)	(0.3)	66%

Net profit (loss) before income taxes	47.1	(6.7)	n/a
Income tax benefit (expense)	(62.3)	27.4	n/a

Net profit (loss)	(15.2)	20.7	n/a

EBITDA	505.6	443.4	14%
margin %	49.6%	47.6%

Weighted average shares outstanding	109,981,494	104,615,437
Basic net earnings (loss) per share	(0.14)	0.20
Diluted net earnings (loss) per share	(0.14)	0.19

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

5.2        EU GAAP Condensed consolidated income statement (unaudited)

(€ in millions)	For the full year ended December 31,
	2008	2007	% Change

Expenses by Nature

Employee benefits	127.1	122.1	4%
Share based compensation	4.6	0.5	810%

Depreciation	199.5	182.0	10%
Amortization	54.1	48.2	12%
Amortization of broadcasting rights	8.6	7.4	15%
Network operating and service costs	281.9	270.2	4%
Advertising, sales and marketing	63.2	59.3	7%
Other costs	41.1	36.9	11%

Total Expenses	780.1	726.6	7%

(€ in millions)	For the full year ended December 31,
	2008	2007	% Change

Finance income / Expense

Interest income	5.1	5.7	-10%

Net foreign exchange transactions gains (losses)	0.5	16.7	-97%
Finance income	5.6	22.4	-75%

Interest expense	(162.4)	(115.7)	40%
Net interest received (paid) on derivatives	4.3	(0.8)	n/a
Amortization of financing cost	(5.9)	(5.5)	7%
Interest expense, net	(163.9)	(122.0)	34%

Changes in fair value of derivatives	(33.0)	(15.1)	119%
Foreign exchange forward losses reclassed into earnings	—	(6.6)	n/a
Release of Other Comprehensive Income	—	(3.8)	n/a
Net gain (losses) on derivative financial instruments	(33.0)	(25.5)	29%

Loss on extinguishment of debt	—	(86.7)	n/a

Finance costs, net	191.3	211.7	-10%

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

5.3        EU GAAP Condensed consolidated income statement (unaudited)

(€ in millions, except per share amounts)	For the full year ended December 31,
	2008	2007	% Change
Revenue	1,018.8	931.9	9%
Costs of services provided	(589.3)	(553.5)	6%

Gross Profit	429.6	378.4	14%
Selling, general & administrative costs	(190.8)	(173.1)	10%

Operating profit	238.7	205.3	16%

Finance costs, net	(191.3)	(211.7)	-10%
Share of the loss of associates accounted for using the equity method	(0.4)	(0.3)	66%

Net profit (loss) before income taxes	47.1	(6.7)	n/a

Income tax benefit (expense)	(62.3)	27.4	n/a

Net profit (loss)	(15.2)	20.7	n/a

Basic earnings (loss) per share	(0.14)	0.20
Diluted earnings (loss) per share	(0.14)	0.19

5.4        EU GAAP Condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the full year ended December 31,
	2008	2007	% Change
Cash flows provided by operating activities	352.0	207.4	70%
Cash flows used in investing activities	(433.5)	(194.2)	123%
Cash flows provided by financing activities	70.5	4.5	n/a
Net increase / (decrease) in cash and cash equivalents	(11.0)	17.8	n/a

Certain comparative amounts in the 2007 cash flow statement have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year.

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TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2008

5.5        EU GAAP Condensed consolidated balance sheets (unaudited)

For the year ended (€ in millions)	Dec 31, 2008	Dec 31, 2007	Change
ASSETS
Non-current Assets:
Property and equipment	1,286.1	1,008.6	277.6
Goodwill	1,186.3	1,096.0	90.2
Other intangible assets	357.8	259.1	98.7
Deferred tax assets	0.0	60.6	(60.6)
Derivative financial instruments	14.9	31.3	(16.4)
Other assets	1.5	1.9	(0.4)
Total non-current assets	2,846.6	2,457.5	389.0

Current Assets:
Inventories	4.1	5.5	(1.4)
Trade receivables	67.8	91.9	(24.1)
Derivative financial instruments	0.2	2.5	(2.3)
Other current assets	38.4	33.3	5.1
Cash and cash equivalents	65.6	76.6	(11.0)
Total current assets	176.1	209.7	(33.6)

TOTAL ASSETS	3,022.7	2,667.3	355.5

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,089.6	1,081.1	8.5
Other reserves	898.0	891.2	6.8
Retained loss	(1,817.4)	(1,802.2)	(15.2)
Total equity	170.2	170.1	0.1

Non-current Liabilities:
Long-term debt, less current portion	2,282.1	1,999.9	282.2
Derivative financial instruments	14.9	5.3	9.6
Unearned revenue	10.7	12.7	(2.0)
Deferred tax liabilities	16.8	15.0	1.8
Other liabilities	47.3	28.7	18.6
Total non-current liabilities	2,371.9	2,061.7	310.2

Current Liabilities:
Current portion of long-term debt	34.5	18.5	16.0
Accounts payable	45.4	47.7	(2.3)

Accrued expenses and other current liabilities	266.0	245.0	20.9
Unearned revenue	129.4	123.5	5.9
Derivative financial instruments	5.3	0.7	4.7
Total current liabilities	480.7	435.5	45.2

Total liabilities	2,852.6	2,497.2	355.4

TOTAL EQUITY AND LIABILITIES	3,022.7	2,667.3	355.5

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